Exhibit 99.1

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE

Endocyte Reports Fourth Quarter and Year End 2015 Financial Results and Provides Clinical and Pipeline Update

- EC1456 and EC1169 Advance in Phase 1 Dose Escalation Studies -

- Expansion Phase of Trials in Targeted Patients Expected to Yield Efficacy Data in 2016 -

- Two New Clinical Development Candidates to be Announced in 2016 -

- Conference Call Today at 4:30 p.m. EST -

West Lafayette, Ind., March 2, 2016 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced financial results for the fourth quarter ended December 31, 2015, and provided a clinical update.

“2015 laid the groundwork for what we expect to be an important year for Endocyte in 2016. After establishing strong proof of concept data with our first generation SMDC vintafolide, the advancements we’ve made with our second generation agents will be tested this year in patients selected by our companion imaging agents,” said Ron Ellis, Endocyte’s president and chief executive officer. “These advancements include enhanced potency, higher dosing, extended drug circulation, and improved patient selection criteria enabled by more advanced imaging equipment now widely available. We look forward to providing updates on the efficacy and safety of these agents in targeted patients before the end of the year, as well as on exciting progress on the earlier-stage pipeline, including two new clinical development candidates.”

“Having treated more than 60 patients with EC1456 and EC1169, we have been very pleased with the safety profile for both agents. Considering the potency of the warhead we are delivering, this speaks to the stability of the SMDCs and their specificity in targeting diseased cells,” commented Alison Armour M.D., Endocyte’s Chief Medical Officer. “We are of course looking forward to reaching optimal dosing and begin evaluation of these agents in patients selected by our companion imaging agents. In the meantime, the imaging team has done some great work advancing the criteria for selecting patients.”

EC1456 (Folate-targeted tubulysin) Development

Endocyte outlined the next phase of development for EC1456.

•	Dose escalation is underway, currently evaluating 2 schedules
•	Once maximum tolerated dose is determined, these schedules will be evaluated in up to 40 second-line non-small cell lung cancer (NSCLC) patients selected with EC20 imaging with all FR-positive disease
•	Response rates will be assessed after 15 patients enroll on each schedule to trigger the potential expansion of each cohort to 40
•	As the optimal schedule becomes evident, cohorts with new indications and combinations with other drugs may be initiated in preparation for randomized trials
•	In addition to NSCLC, triple-negative breast and ovarian cancers are priority target indications based on sensitivity to the drug payload and prominence of the FR
•	In NSCLC, the combination of EC1456 with approved PD1 inhibitors is among the most promising paths forward as pre-clinical models demonstrate the most compelling synergy observed by the company to date

EC1169 (PSMA-targeted tubulysin) Development

Endocyte also outlined the next phase of development for EC1169, which is currently in dose escalation with a once a week schedule. Once the maximum tolerated dose is determined, the drug will be evaluated as a single agent therapy in advanced prostate cancer patients previously treated with hormone therapy. The companion imaging agent, EC0652, has provided superior images of prostate-specific membrane antigen (PSMA) positive disease during dose escalation and will provide a valuable tool for patient selection.

Pipeline Programs Leverage SMDC Capability to Create Multiple New Opportunities

“We have been prudent to ensure our two lead programs have remained the priority for the company and that we have fully invested in the clinical activity required to optimize their success,” commented Mike Sherman, Endocyte’s chief operating officer and chief financial officer. “With those programs well underway, we also want to make sure we take advantage of our unique SMDC capability and flexibility to extend this platform to include new mechanisms of action and new indications.”

Upcoming Expected Milestones

•	Phase 1 dose escalation updates at ASCO (American Society of Clinical Oncology) Annual meeting
•	EC1456 single agent efficacy data (tumor response) in NSCLC before year-end 2016
•	EC1169 single agent efficacy data in prostate cancer in late 2016 or 2017
•	Updates on plans for earlier stage programs

Fourth Quarter 2015 Financial Results

Endocyte reported a net loss of $9.8 million, or $0.23 per basic and diluted share, for the fourth quarter of 2015, compared to a net loss of $8.1 million, or $0.19 per basic and diluted share, for the same period in 2014.

Research and development expenses were $6.4 million for the fourth quarter of 2015, compared to $4.0 million for the same period in 2014. In the fourth quarter of 2014 there was a reduction in the PROCEED termination accrual. With no comparable adjustment in the fourth quarter of 2015, this led to an increase in expense. The increase was also driven by an increase in the expenses related to the EC1456 and EC1169 dose escalation trials which now have more active patients.

General and administrative expenses were $3.5 million for the fourth quarter of 2015, compared to $4.2 million for the same period in 2014. The decrease in expenses was primarily attributable to a reduction in legal and professional fees in the fourth quarter of 2015 as compared to the same period in 2014.

Cash, cash equivalents and investments were $173.6 million at December 31, 2015, compared to $180.3 million at September 30, 2015, and $206.8 million at December 31, 2014.

Financial Expectations

The Company expects that its cash balance at the end of 2016 will be between $125 and $130 million. Spending is expected to increase from the first half of 2016 to the second half as the trials for EC1456 and EC1169 are expanded once the maximum tolerated doses are determined. The advancement of the pre-clinical programs is not expected to materially impact current levels of spending and are reflected in the 2016 cash guidance.

Conference Call

Endocyte management will host a conference call today at 4:30 p.m. EST.

U.S. and Canadian participants:	(877) 845-0711

International:	(760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investors & News section of the Endocyte website, www.endocyte.com.

The webcast will be recorded and available on the company’s website for one week following the call.

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section.  Endocyte uses this website as a means of disclosing material information in compliance with its disclosure obligations under Regulation FD.  Accordingly, investors should monitor the “Investors & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts.  The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary drug conjugation technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to future spending, future cash balances, the successful completion of current and future clinical trials, and the enrollment period for and availability of data from ongoing and future clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected future revenues, operations, expenditures and cash position. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.

Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2015	2014	2015

Collaboration revenue	$12	$12	$70,353	$70
Costs and expenses:
Research and development	3,998	6,386	41,650	26,309
General and administrative	4,201	3,527	23,677	15,734
Total costs and expenses	8,199	9,913	65,327	42,043
Income (loss) from operations	(8,187)	(9,901)	5,026	(41,973)

Interest income, net	164	162	578	652
Other income (expense), net	(58)	(55)	(145)	51
Net income (loss)	$(8,081)	$(9,794)	$5,459	$(41,270)

Net income (loss) per share:
Basic	$(0.19)	$(0.23)	$0.14	$(0.98)
Diluted	$(0.19)	$(0.23)	$0.13	$(0.98)

Comprehensive income (loss)	$(8,149)	$(9,897)	$5,259	$(41,205)

Weighted average number of common shares used in net income (loss) per share:
Basic	41,736,930	41,984,763	40,242,352	41,939,504
Diluted	41,736,930	41,984,763	41,758,101	41,939,504

Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of December 31,
	2014	2015
		(unaudited)
Assets
Cash, cash equivalents and investments	$206,831	$173,600
Other assets	5,970	4,786
Total assets	$212,801	$178,386

Liabilities and stockholders’ equity
Current liabilities	$6,885	$6,189
Deferred revenue and other liabilities, net of current portion	912	851
Total stockholders’ equity	205,004	171,346
Total liabilities and stockholders’ equity	$212,801	$178,386